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                                                                   EXHIBIT 10.25

                                AMENDMENT NO. 2


         AMENDMENT NO. 2 entered into as of October 10, 1996, with an effective date of August 6, 1996 (the "Effective Date") to COLLABORATION AGREEMENT AND WORLDWIDE EXCLUSIVE LICENSE dated March 22, 1994 (the "Collaboration Agreement"), as amended by AMENDMENT NO. 1 to the Collaboration Agreement dated April 12, 1995, by and between ACCUMED INTERNATIONAL, INC. (the successor to Alamar Biosciences, Inc. ("Alamar")) and G&G DISPENSING, INC. ("G&G").

         WHEREAS, the parties desire to amend certain of their respective rights and obligations under the Collaboration Agreement and certain related agreements;

         NOW THEREFORE, in consideration of the premises and the mutual promises set forth herein, the parties agree as follows:

         1. For the purposes of this Amendment No. 2, Accumed International, Inc. shall be defined as "Accumed". The parties agree that all references to "Alamar" in the Collaboration Agreement, Amendment No. 1, the Securities Purchase Agreement dated March 22, 1994 between G&G and Alamar (the "Securities Purchase Agreement"), the Warrant issued by Alamar to G&G dated March 22, 1994 (the "Warrant"), and the Escrow Agreement dated March 22, 1994 among G&G, Alamar and Hackmyer & Nordlicht (the "Escrow Agreement") are intended to mean Accumed.

         2. There will be no development, manufacture or sale of an Actuator by the parties in connection with the Product or otherwise pursuant to the Collaboration Agreement, and all references to an Actuator are therefore deleted in their entirety.

         3. The definition of the following term is hereby added to the Collaboration Agreement as new Section 1.2b:

                 1.2b "Commercially Viable Product" shall mean a Product which can be manufactured by or on behalf of Accumed using reasonable production tooling and production methods, for a per unit cost of production no greater than $.75, which cost shall be comprised exclusively of Accumed's costs for manufacturing labor and raw materials associated with such production.

         4. Section 5.2 of the Collaboration Agreement is hereby deleted in its entirety. In satisfaction and lieu of the monthly payments and expenses contemplated therein, Accumed shall pay G&G, as compensation for its activities in accordance with Section 2.2 of the Collaboration Agreement, the aggregate sum of $26,750, representing G&G's time and out-of-pocket expenses devoted to such activities, provided that G&G promptly submits to Accumed an invoice itemizing time costs and expenses.





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         5.      Section 5.3(a) of the Collaboration Agreement is hereby
deleted in its entirety and replaced with the following:

         (a) Amount. Accumed shall pay to G&G a non-refundable, except as provided in Paragraph 14 of this Amendment No. 2, minimum annual royalty for each twelve month period commencing August 1, 1996, payable quarterly as described in Section 5.3(c) of the Collaboration Agreement as follows:

                 i.       First three twelve month periods: $25,000;

                 ii.      Fourth twelve month period: $50,000; and

                 iii. Fifth twelve month period and each additional twelve month period through the term of this Agreement as defined in Section 12 below: $100,000.

         6. Section 5.3(c) of the Collaboration Agreement is hereby deleted and replaced with the following:

         Accumed shall pay to G&G no later than the 30th day following the end of each quarter based on a year beginning August 1, twenty five percent (25%) of each year's minimum annual royalty. All payments made under this Section 5.3 of this Agreement shall be made and transmitted as described in Section 5.1 hereof. For the purpose of clarity, payments under Section 5.3 are due no later than thirty (30) days after each August 1, November 1, February 1 and May 1.

         7. Section 5.4(a)(i) of the Collaboration Agreement is hereby deleted in its entirety.

         8. Section 5.4(a)(ii) of the Collaboration Agreement is hereby deleted and replaced with the following:

                 ii.      for each Disposable sold
                          [a] ten cents ($.10) each for the first 250,000 Disposables sold (1 - 250,000);

                          [b] eighteen cents ($.18) each for the next 750,000 Disposables sold (250,001 - 1,000,000)
                                  and

                          [c] twenty two cents ($.22) each for Disposables sold in excess of 1,000,000.

         9. Section 5.4(b) of the Collaboration Agreement is hereby deleted in its entirety and Section 5.4(c) of the Collaboration Agreement is hereby renumbered as Section 5.4(b).




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         10.     Section 5.4(d)(i) of the Collaboration Agreement is hereby amended by deleting the first sentence thereof and replacing it with the following sentence:

         i. Accumed will remit to G&G either the royalties payable under this Section 5.4 or, if higher, twenty five percent (25%) of the applicable minimum annual royalty specified in Section 5.3(a) hereof, quarterly within thirty (30) days after the end of each quarter, commencing with the quarter beginning August 1, 1996.

         11. In the event Accumed breaches any of the provisions of this Amendment No. 2, each of the foregoing terms shall be deemed null and void and the original terms of the Collaboration Agreement replaced by this Amendment No. 2 shall be reinstated. In such case, Accumed shall be responsible for all payments due under the original terms of the Collaboration Agreement as though this Amendment No. 2 had never been executed, and will immediately pay G&G all amounts which would have been payable under the original terms of the Collaboration Agreement (less any amounts otherwise paid by Accumed under the terms of this Amendment No. 2).

         12.     (a)      Accumed hereby grants G&G the unlimited right to
utilize Accumed's manufacturing facility in Westlake, Ohio and the tooling, equipment and/or personnel located at such facility, for the production of the Product or similar products for any and all purposes except those involving minimum inhibitory concentration tests. Accumed will bill G&G for only (i) the actual cost to Accumed of the labor and materials used by G&G in connection with its use of Accumed's facility, tooling, equipment and/or personnel, plus
(ii) a surcharge of five percent (5%) on such actual labor and materials costs, such billing to be done through a monthly detailed invoice. Notwithstanding the foregoing, Accumed shall be under no obligation to make its facilities and resources available to G&G to the extent that doing so would exceed Accumed's manufacturing capacity or would result in Accumed's inability to satisfy demand for the Product.

                 (b) If Accumed at any time discontinues manufacturing or subcontracting the manufacture of the Product:

                          (i)     Accumed shall notify G&G in writing that it
has discontinued the Product. G&G shall have the right, to be exercised within ninety (90) days after receiving Accumed's notice, to purchase the tooling and equipment previously utilized by Accumed in manufacturing the Product for its fair market value, and Accumed will not unreasonably refuse to sell or deliver the tooling and equipment to G&G.

                          (ii)    If Accumed intends to sell the tooling and
equipment previously utilized by Accumed in manufacturing the





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Product to a third party, it will give written notice of such intent to G&G, specifying the terms of sale and identity of the prospective purchaser, and G&G will have a right of first refusal to purchase the tooling and equipment on the terms set forth in the notice, such right to be exercised within thirty (30) days after receipt of Accumed's notice by delivery of written notice of acceptance by G&G to Accumed. If G&G does not exercise such right, Accumed will be free to sell the tooling and equipment to the third party identified in its notice on the terms and conditions set forth therein.

         13. The parties confirm that Phase II and a portion of Phase III, as described in the Collaboration Agreement, has been completed. Reference is hereby made to Section 5.5(a) of the Collaboration Agreement, Section 2.3 of the Securities Purchase Agreement and Section 3 of the Escrow Agreement. The parties acknowledge that 29,000 Shares have previously been released from escrow to G&G and that the remaining 116,000 Shares are in escrow. The parties agree that 72,500 Shares in escrow, representing the 40% holdback pending completion of Phase II and one-half of the 20% holdback pending completion of Phase III, will be released from escrow and delivered to G&G on the earliest day that such Shares may be freely sold by G&G (it being understood that such Shares are currently subject to a lock-up agreement between Accumed and G&G). The Escrow Agent identified in the Escrow Agreement is hereby authorized to release such 72,500 Shares upon the expiration of the lock-up period without any further action being necessary on the part of Accumed or G&G. The remaining 43,500 Shares will be released to G&G as follows: 14,500 Shares will be released upon the completion of molds and when a working prototype of the Product exists, and 29,000 Shares will be released upon completion of Phase IV, the date of the First Commercial Sale of the Product. Accumed and G&G will provide joint written instructions to the Escrow Agent advising that the applicable milestone has been obtained and directing that the corresponding number of Shares and, if Phase IV has been completed, the Warrant, be released to G&G.

         14. Section 12.2(a)(ii) of the Collaboration Agreement is hereby deleted in its entirety and Section 12.2(a)(iii) is renumbered as Section 12.2(a)(ii). Instead, either party shall have the right to terminate the Collaboration Agreement by notice in writing to the other party in the event that Phase IV is not completed on or before eighteen (18) months from the date of this Amendment No. 2 (i.e., April 10, 1998); provided, however, that no party may exercise such right of termination if it has not in good faith and with reasonable diligence cooperated and pursued the development of the Product. If G&G terminates the Collaboration Agreement because of Accumed's failure to cooperate or diligently pursue the development of the Product, G&G will be entitled to receive (i) as liquidated damages for all liability of Accumed to





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G&G arising prior to the date of this Amendment No. 2, the sum of $93,684.18
(representing the amount currently owed by Accumed to G&G which G&G is foregoing at Accumed's request in connection with this Amendment No. 2 ($120,434.18), less the $26,750 to be paid to G&G pursuant to Section 3 of this Amendment) and (ii) all out-of-pocket expenses for materials and all royalties accrued and owing from the date of this Amendment No. 2 through the date of such termination. If Accumed terminates the Collaboration Agreement because of G&G's failure to cooperate or diligently pursue the development of the Product or because a Commercially Viable Product has not been developed within the allotted time period set forth in this Agreement through no fault of Accumed,
(i) all of the Shares and the Warrant remaining in escrow shall be forfeit by G&G and (ii) G&G shall promptly refund to Accumed all minimum annual royalties paid by Accumed pursuant to Section 5.3 hereof.

         15. Section 12.2(a) of the Collaboration Agreement is hereby amended by adding a new subparagraph (iv) thereto as follows:

                          iv. in the event that the license granted to Accumed under this Agreement is rendered non-exclusive pursuant to Accumed's failure to pay $200,000 in royalties from and after the ninth year of this Agreement (beginning July 1, 2002) as specified in Section 5.3(b) hereof.

         16. Accumed agrees to pay $20,250 to attorney Eric Shellin for costs associated with obtaining foreign patent protection for the Product. All foreign patents applied for and/or granted are identified on Schedule A hereto by a description of the country and date of filing, and application and/or registration number. Except as agreed to above, Section 9 of the Collaboration Agreement shall remain in full force and effect.

         17. The payments to be made by Accumed under Sections 3 and 18 above will be made upon the earlier of (i) the closing of a public or private offering of stock by Accumed or (ii) October 15, 1996.

         18. Accumed agrees to pay G&G for its President, Jack Goodman, to develop an assembly line method for producing the Product in accordance with the cost estimates set forth in Mr. Goodman's letter to Accumed dated July 29, 1996, a copy of which is attached hereto as Exhibit 1. Accumed will purchase and own all of the materials and equipment related to such development.
Accumed will pay G&G at the rate of $100.00 per hour for Mr. Goodman's services and will reimburse all reasonable and related out-of-pocket expenses incurred by Mr. Goodman and/or G&G in connection therewith (including but not limited to travel expenses) within thirty (30) days after G&G's delivery of an invoice therefor. The total cost of such development activities, including all necessary production equipment and set-up costs (except costs relating to the manufacture of the mold), is estimated to be approximately $119,000 plus travel expenses. Without limiting the foregoing, Accumed





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shall pay G&G a bonus if the production line is completed and operational prior to specified dates as follows: (i) a bonus of $20,000 for completion within 11 months of the date of this Amendment No. 2 (by September 10, 1997); or (ii) a bonus of $10,000 for completion within 15 months of the date of this Amendment No. 2 (by January 10, 1997).

         19. Accumed hereby agrees to pay all legal fees and disbursements of Hackmyer & Nordlicht for legal services rendered in connection with the negotiation and preparation of this Amendment No. 2.

         20. The Collaboration Agreement, Securities Purchase Agreement and Escrow Agreement are hereby amended to provide that all notices permitted or required to be sent to Accumed shall be sent to Accumed International, Inc., 900 North Franklin, Suite 401, Chicago, Illinois 60610, Attention: Peter Gombrich, Chief Executive Officer, Facsimile No. (312) 642-8684.

         21. Except as amended hereby, the Collaboration Agreement, Securities Purchase Agreement, Escrow Agreement and Warrant shall remain in full force and effect. The terms of the Collaboration Agreement shall apply to this Amendment No. 2, except to the extent that any of such terms are contradictory herewith, in which event the terms of this Amendment No. 2 shall prevail.





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         IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 2 as of the date first above written, to be effective as of the Effective Date.


                                        G&G DISPENSING, INC.


                                        By: /s/Jack Goodman
                                            -----------------------------------
                                        Name:  Jack Goodman
                                               --------------------------------
                                        Title: President
                                               --------------------------------



                                        ACCUMED INTERNATIONAL, INC.


                                        By:  /s/Michael Burke
                                             ----------------------------------
                                        Name:  Michael Burke
                                               --------------------------------
                                        Title:  President
                                                -------------------------------


                                        WITH RESPECT TO SECTIONS 13 and
                                        21 ONLY

                                        HACKMYER & NORDLICHT


                                        By:  /s/Brian M. Hand
                                             ----------------------------------





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                                   SCHEDULE A

                          FOREIGN PATENT APPLICATIONS


         Country          Application No.

         Canada           Serial No. 2,166,144

         Japan            Hei 7-503044

         EP               Based on PCT/US94/07008